As filed with the Securities and Exchange Commission on August 23, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH & WESSON HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	3480	87-0543688

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael F. Golden
President and Chief Executive Officer
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Robert S. Kant, Esq.
Elizabeth W. Fraser, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of the Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

	Proposed maximum aggregate
Title of each class of securities to be registered(1)(2)	offering price(3)	Amount of registration fee
Common Stock, $.001 par value, and Preferred Stock, $.001 par value	$150,000,000	$16,050

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2)	Such shares also are being registered for resale from time to time by certain selling shareholders.

(3)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2006
PROSPECTUS
SMITH & WESSON HOLDING CORPORATION
     This prospectus covers shares of common stock and shares of preferred stock that we may issue and sell from time to time in connection with acquisitions by us of other businesses. We expect the terms of any such acquisitions will be determined by negotiations with the owners or controlling persons of the businesses to be acquired and the shares issued in connection with such acquisitions will be valued at prices reasonably related to market prices current either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.
     We will pay all expenses of the offering. No underwriting discounts or commissions will be paid, although finder’s fees may be paid from time to time in connection with specific acquisitions. Any person receiving such fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.
     We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. If this happens, we will not receive any proceeds from such shares.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWHC.” Application will be made to list the shares of common stock offered hereby on the Nasdaq Global Select Market. The last reported sales price of our common stock on the Nasdaq Global Select Market on August 22, 2006 was $8.80 per share.
     You should consider the risks we have described in this Prospectus before acquiring our stock. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.
Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006

ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date of their covers, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our common stock.
This prospectus incorporates important business and financial information that is not included or delivered with this prospectus. This information is available without charge to stockholders upon oral or written request to Smith & Wesson Holding Corporation, Attn: Secretary, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, telephone (800) 331-0825 and how to obtain copies of these documents. To ensure timely delivery of the requested information, you should make your request at least five business days before the date you must make your investment decision.

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RISK FACTORS
     Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus.
We are pursuing a new business strategy, which may not be successful.
     We have expanded our business objective to become a leader in the business of safety, security, protection, and sport. This objective is designed to enable us to increase our business significantly and reduce our traditional dependence on handguns in general, and revolvers in particular, in the sporting gun market. Pursuing our strategy to achieve this objective will require us to hire additional managerial, licensing, manufacturing, marketing, and sales employees; to introduce new products and services, which may include shotguns and other firearms products; to purchase additional machinery and equipment; to expand our distribution channels; to expand our customer base to include a leadership position in sales to law enforcement agencies and the military; and to engage in strategic alliances and acquisitions. We may not be able to attract and retain the additional employees we require, to introduce new products that attain significant market share, to increase our law enforcement and military business, or to penetrate successfully other safety, security, protection, and sport markets.
We may be unable to continue to achieve gains in manufacturing productivity.
     A key element of our strategy is to enhance our manufacturing productivity in terms of added capacity, increased daily production quantities, lower machinery down time, extension of machinery useful life, and enhanced product quality. From May 2004 until May 2006, we increased our daily production of handguns from 922 to 1,914. There can be no assurance that we will be able to continue the increases in our manufacturing productivity.
We are currently involved in numerous lawsuits.
     We are currently defending several lawsuits brought by various cities and counties against us and numerous other manufacturers and distributors arising out of the design, manufacture, marketing, and distribution of handguns. In these lawsuits, the various governments seek to recover substantial damages, as well as various types of injunctive relief that, if granted, could affect the future design, manufacture, marketing, and distribution of handguns by the defendant manufacturers and distributors. Although the defense of these lawsuits has been successful to date, we cannot predict the outcome of these lawsuits.
Government settlements have adversely affected our business.
     We believe we are the only gun manufacturer to enter into settlement agreements with the city of Boston, the Boston Public Health Commission, and the U.S. Department of Housing and Urban Development, or HUD, relating to the manner of selling handguns. Adverse publicity regarding the settlement agreements resulted in a boycott by certain of our dealers and customers. A number of dealers stopped carrying our products altogether, and many long time customers began purchasing products from our competitors. Our settlement agreement with the Boston authorities was vacated on April 8, 2002, and the HUD settlement is not being enforced. However, we are still seeking to recover fully from the consumer boycott.
     The settlement agreement dated March 17, 2000 between us, the U.S. Department of the Treasury, and HUD has not been formally rescinded. The HUD settlement placed substantial restrictions and obligations on the operation of our business, including restrictions on the design, manufacture, marketing, and distribution of our firearm products. It was subsequently signed by two states and 11 cities and counties.
     As of the signing of the HUD settlement, lawsuits had been filed against us by nine of the 11 cities and counties that signed the HUD settlement. Among other terms, the HUD settlement provided that any city or county that was a party to the HUD settlement and had a lawsuit pending against us would dismiss us with prejudice from its lawsuit subject to a consent order.
     We do not believe that the HUD settlement is legally binding for numerous reasons, including that the lack of consideration received by us for entering into the settlement. No assurance can be given, however, that our position that the HUD settlement is not legally binding would ultimately prevail in any subsequent litigation. We have received confirmation that the HUD settlement will not be enforced but have no indication that the HUD settlement will be formally rescinded. If enforced, these restrictions contained in the HUD settlement could substantially impair our ability to compete, particularly since none of our competitors is subject to such restrictions.
Insurance is expensive and difficult to obtain.
     Insurance coverage for firearms companies, including our company, is expensive and relatively difficult to obtain. Our insurance costs were approximately $3.7 million in the fiscal year ended April 30, 2006. Our inability to obtain insurance, the cost of insurance we obtain, or losses in excess of our insurance coverage would have a material adverse effect on our business, financial condition, and operating results.
The ongoing SEC investigation could result in additional costs, monetary penalties, and injunctive relief.
     The SEC is conducting an investigation to determine whether there were violations of the federal securities laws in connection with matters relating to the restatement of our consolidated financial statements for fiscal 2002 and the first three quarters of fiscal 2003. Although we have fully cooperated with the SEC in this matter, the SEC may determine that we have violated federal securities laws. We cannot predict when this investigation will be completed or its outcome. If the SEC determines that we violated federal securities laws, we may face sanctions, including monetary penalties and injunctive relief. In addition, we are incurring legal costs for our company as well as a result of reimbursement obligations for several of our current and former officers.
We face intense competition that could result in our losing or failing to gain market share and suffering reduced revenue.
     We operate in intensely competitive markets that are characterized by competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Any movement away from high-quality, domestic handguns to lower priced or comparable foreign alternatives would adversely affect our business. Some of our competitors have greater financial, technical, marketing, distribution, and other resources and, in certain cases, may have lower cost structures than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to negotiate lower prices on raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to customer requirements more effectively and quickly than we can.
     Competition is primarily based on quality of products, product innovation, price, and customer service and support. Product image, quality, and innovation are the dominant competitive factors in the firearms industry.
     Our licensed products and non-gun products displayed in our catalogs and sold by our licensees or us compete based on the goodwill associated with our name and brand. A decline in the perceived quality of our handguns, a failure to design our products to meet consumer preferences, or other circumstances adversely affecting our reputation could significantly damage our ability to sell or license those products.
     Our licensed products compete with numerous other licensed and non-licensed products outside the firearms market.
     We depend to a great extent on the success of our independent licensees in distributing non-gun products. It is uncertain whether the licensees we select will ultimately succeed in their respective highly competitive markets.
     Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:
•	our success in designing and introducing new products;

•	our ability to predict the evolving requirements and desires of our customers;

•	the quality of our customer services;

•	product introductions by our competitors; and

•	foreign labor costs and currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our products.
Our Springfield, Massachusetts facility is critical to our success.
     Our Springfield, Massachusetts facility is critical to our success. We currently produce the majority of our handguns at this facility. The facility also houses our principal research, development, engineering, design, shipping, sales, accounting, finance, and management functions. Any event that causes a disruption of the operation of the facility for even a relatively short period of time would adversely affect our ability to produce and ship our products and to provide service to our customers. We are in the process of making certain changes in our manufacturing operations and modernizing our equipment as a result of the age of the facility and certain inefficient manufacturing processes in order to produce our anticipated volume of products in a more efficient and cost-efficient manner. We may not be successful in attaining increased production efficiencies.
Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our operating results.
     The inability to obtain sufficient quantities of raw materials, components, and other supplies from independent sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. In most cases, we do not have long-term supply contracts with these suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining materials. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that we use in our products. The time lost in seeking and acquiring new sources could hurt our net sales and profitability.
We must effectively manage our growth.
     To remain competitive, we must make significant investments in systems, equipment, and facilities. In addition, we may commit significant funds to enhance our sales, marketing, and licensing efforts in order to expand our business. As a result of the increase in fixed costs and operating expenses, our failure to increase sufficiently our net sales to offset these increased costs would adversely affect our operating results.
     The failure to manage our growth effectively could adversely affect our operations. We have substantially increased the number of our manufacturing and design programs and plan to expand further the number and diversity of our programs in the future. Our ability to manage our planned growth effectively will require us to:
•	enhance our operational, financial, and management systems;

•	enhance our facilities and expand our equipment; and

•	successfully hire, train, and motivate additional employees, including additional personnel for our sales, marketing, and licensing efforts.
     The expansion and diversification of our products and customer base may result in increases in our overhead and selling expenses. We also may be required to increase staffing and other expenses as well as our expenditures on capital equipment and leasehold improvements in order to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.
     From time to time, we may seek additional equity or debt financing to provide funds for the expansion of our business. We cannot predict the timing or amount of any such financing requirements at this time. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.

Our operating results may involve significant fluctuations.
     Various factors contribute to significant periodic and seasonal fluctuations in our results of operations. These factors include the following:
•	the volume of customer orders relative to our capacity,

•	the success of product introductions and market acceptance of new products by us and our competitors,

•	timing of expenditures in anticipation of future customer orders,

•	effectiveness in managing manufacturing processes and costs,

•	changes in cost and availability of labor and components,

•	ability to manage inventory and inventory obsolescence,

•	pricing and other competitive pressures, and

•	changes or anticipated changes in economic conditions.
     Accordingly, you should not rely on the results of any period as an indication of our future performance. If our operating results fall below expectations of securities analysts or investors, our stock price may decline.
Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.
     We anticipate that we will continue to enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to expand our product offerings, enter new markets, and improve our distribution channels. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.
Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.
     We expect to review opportunities to acquire other businesses that would complement or expand our current products, expand the breadth of our markets, or otherwise offer growth opportunities. While we have no current definitive agreements underway, we may acquire businesses and products in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities. Our experience in acquiring other businesses is limited. Potential acquisitions also involve numerous risks, including the following:
•	problems assimilating the purchased operations or products,

•	unanticipated costs associated with the acquisition,

•	diversion of management’s attention from our core businesses,

•	adverse effects on existing business relationships with suppliers and customers,

•	risks associated with entering markets in which we have little or no prior experience, and

•	potential loss of key employees of purchased organizations.
     We may not be successful in overcoming problems encountered in connection with any acquisitions, and our inability to do so could disrupt our operations and reduce our profitability.

Our inability to protect our intellectual property or obtain the right to use intellectual property from third parties could impair our competitive advantage, reduce our revenue, and increase our costs.
     Our success and ability to compete depend in part on our ability to protect our intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. Our failure to enforce and protect our intellectual property rights or obtain the right to use necessary intellectual property from third parties could reduce our sales and increase our costs. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.
     Patents may not be issued for the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We may be unable to enforce existing or obtain new registrations of principle or other trademarks in key markets. Failure to obtain or enforce such registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.
     In the past, we did not consistently require our employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention agreements, however such agreements are now required. Therefore, our former employees and consultants may try to claim some ownership interest in our intellectual property and may use our intellectual property competitively and without appropriate limitations.
We may incur substantial expenses and devote management resources in prosecuting others for their unauthorized use of our intellectual property rights.
     We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property, or design around our patents and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we sell products or from which competing products may be sold. Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may prove to be inadequate and competitors may be able to independently develop similar intellectual properties. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products.
     Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.
     In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and operating results.
We face risks associated with international trade and currency exchange.
     Political and economic conditions abroad may result in a reduction of our foreign sales, as a result of the sale of our products in 50 countries and our importation of firearms from Walther, which is based in Germany, and carbon and stainless steel from suppliers in Great Britain and Italy, including Osborn Steel Extrusion Limited in Great Britain, and Calvi Special Steel Profiles S.P.A. and Stainless Bars S.A. in Italy. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import firearms and parts from Walther and other foreign suppliers.
     While we transact business predominantly in U.S. dollars and bill and collect most of our sales in U.S. dollars, a portion of our revenue resulted from goods that were purchased, in whole or in part, from a European supplier, in euros, thereby exposing us to some foreign exchange fluctuations. In the future, customers or suppliers may make or require payments in non-U.S. currencies, such as the euro.
     Fluctuations in foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results.
     We do not enter into any market risk sensitive instruments for trading purposes. Our principal market risk relates to changes in the value of the euro relative to the U.S. dollar. Annually, we purchase approximately $10 million of inventory from a European supplier. This exposes us to risk from foreign exchange rate fluctuations. A 10% drop in the value of the U.S. dollar in relation to the euro would, to the extent not covered through price adjustments, reduce our gross profit on that $10 million of inventory by approximately $1 million. In an effort to offset our risks from unfavorable foreign exchange fluctuations, we entered into euro participating forward options under which we purchase euros to be used to pay the European manufacturer.
We face risks associated with international activities.
     Our foreign sales of handguns and our importation of handguns from Walther create a number of logistical and communications challenges. These activities also expose us to various economic, political, and other risks, including the following:
•	compliance with local laws and regulatory requirements as well as changes in those laws and requirements;

•	transportation delays or interruptions and other effects of less developed infrastructures;

•	foreign exchange rate fluctuations;

•	limitations on imports and exports;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	the possibility of appropriation of our assets without just compensation;

•	difficulties in staffing and managing foreign personnel and diverse cultures;

•	overlap of tax issues;

•	tariffs and duties;

•	possible employee turnover or labor unrest;

•	the burdens and costs of compliance with a variety of foreign laws; and

•	political or economic instability in countries in which we conduct business, including possible terrorist acts.
     Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, or limitations on imports or exports also could have a material adverse effect on us. Any actions by foreign countries to reverse policies that encourage foreign trade also could adversely affect our operating results. In addition, U.S.

trade policies, such as “most favored nation” status and trade preferences, could affect the attractiveness of our services to our U.S. customers.
We may incur higher employee medical costs in the future.
     We are self-insured for our employee medical plan. The average age of our workforce is 47 years. More than 11% of our employees are over age 60. While our medical costs in recent years have generally increased at the same level as the regional average, the age of our workforce could result in higher than anticipated medical claims, resulting in an increase in our costs beyond what we have experienced. We do have stop loss coverage in place for catastrophic events, but the aggregate impact may have an effect on profitability.
Our business is seasonal with our July fiscal quarters being our weakest quarter.
     Our business is seasonal. Historically, our fiscal quarter ending July 31 has been our weakest quarter. We believe that this downturn in sales occurs primarily as a result of customers pursuing other sporting activities outdoors with the arrival of more temperate weather and the reduced disposable income of our customers after using their tax refunds for purchases in March and April, historically our strongest months. Generally, we do not experience any significant increase in demand until immediately prior to the opening of hunting season in the fall. This decline in net sales may result in decreases in our stock price during the summer months.
We are subject to extensive regulation.
     Our business, as well as the business of all producers and marketers of firearms and firearms parts, is subject to numerous federal, state, and local laws and governmental regulations and protocols, including the National Firearms Act, the Federal Firearms Act, and the Gun Control Act of 1968. These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. We do not manufacture fully automatic weapons, other than for the law enforcement market, and hold all necessary licenses under these federal laws. From time to time, congressional committees consider proposed bills and various states enact laws relating to the regulation of firearms. These proposed bills and enacted state laws generally seek either to restrict or ban the sale and, in some cases, the ownership of various types of firearms. We believe we are in compliance with all such laws applicable to us and hold all necessary licenses. The regulation of firearms could become more restrictive in the future and any such restriction would harm our business. In June 2004, we recalled Walter P22 pistols sold in California in order to retrofit them to comply with California law.
Environmental laws and regulations may impact our business.
     We are subject to numerous federal, state, and local laws that regulate or otherwise relate to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA. CERCLA, RCRA, and related state laws subject us to the potential obligation to remove or mitigate the environmental effects of the disposal or release of certain pollutants at our manufacturing facilities and at third-party or formerly owned sites at which contaminants generated by us may be located. This requires us to make expenditures of both a capital and expense nature.
     In our efforts to satisfy our environmental responsibilities and to comply with environmental laws and regulations, we maintain policies relating to the environmental standards of performance for our operations, and conduct programs to monitor compliance with various environmental regulations. However, in the normal course of our manufacturing operations, we may become subject to governmental proceedings and orders pertaining to waste disposal, air emissions, and water discharges into the environment. We believe that we are generally in compliance with applicable environmental regulations.
     On February 25, 2003, we sold approximately 85 acres of company-owned property in the city of Springfield, Massachusetts to the Springfield Redevelopment Authority, or SRA. This property is excess land adjacent to our manufacturing and office facility. The 85 acres includes three of our five previously disclosed release areas that have identified soil and groundwater contamination under the Massachusetts Department of Environmental Protection’s voluntary remediation program, referred to as the Massachusetts Contingency Plan or

MCP, specifically the South Field, West Field, and Fire Pond. This property was acquired by the SRA as a defined “Brownfield” under CERCLA. We believe that the SRA plans to create a light industrial and other commercial use development park on the property. The SRA, with the support of the city of Springfield, has received governmental “Brownfield” grants or loans to facilitate the remediation and development of the property. The remediation of the property was completed during the quarter ended July 31, 2005.
     We may not have identified all existing contamination on our properties and we cannot predict whether our operations will not cause contamination in the future. As a result, we could incur additional material costs to clean up contamination. We will periodically review the probable and reasonably estimable environmental costs in order to update the environmental reserves. Furthermore, it is not possible to predict with certainty the impact on us of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. Additional or changing environmental regulation may become burdensome in the future, and any such development could have a material adverse effect on us.
The ownership of our common stock is concentrated.
     Colton R. Melby and Mitchell A. Saltz, each of whom is a director and former executive officer of our company, beneficially own approximately 12.7% and 9.8%, respectively, of our common stock. These stockholders, acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. These individuals may take certain actions even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company even if such a change were in the best interests of other stockholders.
Certain provisions of our articles of incorporation and bylaws and Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest or might result in a premium over the market price for the shares held by our stockholders.
     Our articles of incorporation, bylaws, and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders.
     We also are subject to the anti-takeover provisions of the Nevada General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain members of shares without obtaining requisite approval. The statutes have the effect of making it more difficult to effect a change in control of a Nevada company.
Our stockholders’ rights plan may adversely affect existing stockholders.
     Our Stockholders’ Rights Plan may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders. In general and subject to certain exceptions as to existing major stockholders, stock purchase rights issued under the Plan become exercisable when a person or group acquires 15% or more of our common stock or a tender offer or exchange offer of 15% or more of our common stock is announced or commenced. After any such event, our other stockholders may purchase additional shares of our common stock at 50% of the then-current market price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.01 per stock purchase right at any time before any person or group acquires 15% or more of our outstanding common stock. The rights expire in August 2015.

The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants, may result in dilution in the net tangible book value per share of our common stock.
     Our Board of Directors has the legal power and authority to determine the terms of an offering of shares of our capital stock, or securities convertible into or exchangeable for these shares, to the extent of our shares of authorized and unissued capital stock.
Sale of a substantial number of shares that are eligible for sale could adversely affect the price of our common stock.
     As of April 30, 2006, there were outstanding 39,310,543 shares of our common stock. Substantially all of these shares are freely tradable without restriction or further registration under the securities laws, unless held by an “affiliate” of our company, as that term is defined in Rule 144 under the securities laws. Shares held by affiliates of our company, which generally include our directors, officers, and certain principal stockholders, are subject to the resale limitations of Rule 144 described below.
     In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated for purposes of Rule 144, who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchase shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.
     As of April 30, 2006, we had outstanding options to purchase 2,908,167 shares of common stock under our stock option plans and we had issued 744,902 of the 10,000,000 shares of common stock reserved for issuance under our employee stock purchase plan. As of April 30, 2006, we also had outstanding warrants to purchase 1,320,000 shares of common stock. We have registered for offer and sale the shares of common stock that are reserved for issuance pursuant to our stock option plans and available for issuance pursuant to the employee stock purchase plan as well as the shares underlying the warrants. Shares covered by such registration statements upon the exercise of stock options or warrants or pursuant to the employee stock purchase plan generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance or sale of such shares could depress the market price of our common stock.
The market price of our common stock could be subject to wide fluctuations as a result of many factors.
     Many factors could affect the trading price of our common stock, including the following:
•	variations in our operating results;

•	the relatively small public float of our common stock;

•	introductions of new products by us or our competitors;

•	the success of our distributors;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts that follow our stock;

•	general economic, political, and market conditions;

•	governmental policies and regulations;

•	the performance of the firearms industry in general; and

•	factors relating to suppliers and competitors.
     In addition, market demand for small-capitalization stocks, and price and volume fluctuations in the stock market unrelated to our performance, could result in significant fluctuations in market price of our common stock. The performance of our common stock could adversely affect our ability to raise equity in the public markets and adversely affect the growth of our business.
We do not pay cash dividends.
     We do not anticipate paying cash dividends in the foreseeable future. Moreover, financial covenants under certain of our credit facilities restrict our ability to pay dividends.
FORWARD-LOOKING STATEMENTS
     This prospectus and each prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, technological innovations, future products or product development, product development strategies, potential acquisitions or strategic alliances, the success of particular product or marketing programs, the amount of revenue generated as a result of sales to significant customers, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements.
     Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” beginning on page 1 of this prospectus. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not have any obligation to release updates or any changes in events, conditions, or circumstances on which any forward-looking statement is based or to conform those statements to actual results.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. Through our website at www.smith-wesson.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
     This prospectus is part of a registration statement on Form S-4 that we filed with the SEC to register the shares offered hereby under the Securities Act of 1933. This prospectus does not contain all the information included in the registration statement. You may obtain the registration statement and exhibits to the registration statement as set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.
     We incorporate by reference into this prospectus the following documents:
•	Annual Report on Form 10-K for the year ended April 30, 2006.

•	Proxy Statement filed with the SEC on August 14, 2006.

•	Current Report on Form 8-K filed with the SEC on May 19, 2006.

•	Current Report on Form 8-K filed with the SEC on July 10, 2006.

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on July 19, 2006.

•	All documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before effectiveness of this registration statement, and after the date of this prospectus and before the termination of this offering.
     You may request a copy of these filings at no cost, by writing or telephoning us as follows:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.
OUR COMPANY
     We are the largest manufacturer of handguns in the United States and the largest U.S. exporter of handguns. We manufacture revolvers, pistols, and related products and accessories for sale primarily to gun enthusiasts, collectors, hunters, sportsmen, protection focused individuals, public safety agencies and officers, and military agencies in the United States and throughout the world. We also market tactical rifles. We have manufacturing facilities in Springfield, Massachusetts and Houlton, Maine, both of which are used primarily to manufacture our products. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services. We plan to increase substantially our product offerings and our licensing program to leverage the 150 plus year old “Smith & Wesson” name and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of products we produce or license in the safety, security, protection, and sport markets. Our principal executive offices are located at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852.

USE OF PROCEEDS
     We will not receive any cash proceeds from sales of the stock covered by this prospectus. We will, however, acquire assets, stock, or businesses in connection with acquisitions and may receive proceeds upon the exercise of options, warrants, convertible securities, or other securities we issue or assume in connection with acquisitions.
DESCRIPTION OF CAPITAL STOCK
     We are authorized to issue 100,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of undesignated preferred stock, $.001 par value. At April 30, 2006, we had outstanding 39,310,543 shares of common stock and had reserved approximately 2,908,167 shares of common stock for issuance with respect to options outstanding under various stock option plans. No shares of preferred stock were outstanding at that time. The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Nevada law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our articles of incorporation and bylaws.
Common Stock
     Holders of shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefor, subject to the prior dividend rights of any shares of preferred stock from time to time outstanding.
     Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any shares of preferred stock then outstanding, holders of shares of common stock are entitled to a ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not entitled to pre-emptive rights. The issued and outstanding shares of common stock are fully paid and nonasseable.
Preferred Stock
     Our articles of incorporation authorize our board of directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and to fix the designations, powers, preferences, and the relative participating, optional, and other rights of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the Nasdaq Global Select Market or other organizations on which our securities are then quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted.
Stockholders’ Rights Plan
     Our board of directors has adopted a stockholders’ rights plan. Under the plan, we issued a dividend of one preferred share purchase right, or right, for each share of common stock of our company held by stockholders of record as of the close of business on August 26, 2005. Each right entitles stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock of our company at an exercise price of $36.00 per one-thousandth of a share of Preferred Stock per share, subject to adjustment. The plan was not adopted in response to any specific takeover threat. The plan, however, was designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of our company and to guard against coercive or unfair tactics to gain control of our company without paying all stockholders a premium for that control.

PLAN OF DISTRIBUTION
     This prospectus covers shares of common stock and shares of preferred stock that we may issue in connection with the acquisition of assets, stock, or businesses, whether by purchase, merger, or any other form of business combination. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses, or securities to be acquired and that the shares of stock issued will be valued at prices reasonably related to the market price of our common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. In addition to shares of our stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including the payment of cash, the issuance of notes or other forms of indebtedness, the assumption of liabilities, or any combination of these items. As of the date of this prospectus, we did not have any plans or arrangements to enter into acquisition agreements with any other businesses nor had we entered into any currently effective letters of intent with any acquisition candidates.
     In addition, we may issue our stock pursuant to this prospectus and applicable prospectus supplement or post-effective amendment to acquire the assets, stock, or business of debtors in cases under the U.S. Bankruptcy Code, which may constitute all or a portion of the debtor’s assets, stock, or business. The stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable U.S. Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.
     The stock we issue pursuant to this prospectus and applicable prospectus supplement or post-effective amendment in these transactions may be reoffered pursuant to this prospectus and a prospectus supplement by the holders thereof from time to time in transactions on the Nasdaq Global Select Market, in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices, or at negotiated prices. These selling stockholders may sell their shares of stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling holders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.
     We will bear all expenses in connection with the registration of the stock being resold by selling holders, other than selling discounts and commissions and fees and expenses of the selling holders. The terms for the issuance of common stock may include provisions for the indemnification of the selling holders for specified civil liabilities, including liabilities under the Securities Act. The selling stockholders and any brokers, dealers, or agents that participate in the distribution of the stock may be deemed to be underwriters, and any profit on the sale of stock by them and any discounts, concessions, or commissions received by any of these underwriters, brokers, dealers, or agents may constitute underwriting discounts and commissions under the Securities Act.
     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase the shares as principal.
     In order to comply with the securities laws of certain states, if applicable, our stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS
     The validity of the common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 80,000 shares of our common stock as of the date of this prospectus.
EXPERTS
     The consolidated balance sheet of our company as of April 30, 2006 and the related consolidated statement of income and comprehensive income, changes in stockholders’ equity, and cash flows, and the related financial statement schedule of valuation and qualifying accounts for the year ended April 30, 2006 and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended April 30, 2006 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their reports incorporated herein by reference and have been so incorporated in reliance on such reports given on the authority of said firm as experts in auditing and accounting. The consolidated balance sheet of our company as of April 30, 2005 and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity, of cash flows, and the related financial statement schedule of valuation and qualifying accounts for years ended April 30, 2005 and 2004, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended April 30, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

Smith & Wesson
Holding Corporation

PROSPECTUS

, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Nevada General Corporation Law, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an “Indemnitee”).
     Under Nevada law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the registrant, or serves or served any other enterprise or organization at the request of the registrant, the registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Nevada law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.
     If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Nevada law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the Indemnitee is adjudged to be liable for a breach of fiduciary duty or misconduct, fraud, or a knowing violation of law in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.
     Also under Nevada law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant. The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the board of directors of the registrant deems appropriate.
Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number	Exhibit

4.1	Form of Certificate of Common Stock (1)
4.7	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (2)
5.1	Opinion of Greenberg Traurig, LLP
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed with the SEC on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.

Item 22. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
          (2) The registrant undertakes that every prospectus (i) that a filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (f) The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, state of Massachusetts, on the 23rd day of August, 2006.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ Michael F. Golden
Michael F. Golden
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Michael F. Golden and John A. Kelly and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Barry M. Monheit	Chairman of the Board	August 23, 2006
Barry M. Monheit

/s/ Michael F. Golden	President, Chief Executive Officer,	August 23, 2006
Michael F. Golden	and Director (Principal Executive Officer)

/s/ John A. Kelly	Chief Financial Officer, and Treasurer	August 23, 2006
John A. Kelly	(Principal Financial and Accounting Officer)

/s/ Jeffrey D. Buchanan	Director	August 23, 2006
Jeffrey D. Buchanan

/s/ John B. Furman	Director	August 23, 2006
John B. Furman

Director
Colton R. Melby

/s/ James J. Minder	Director	August 23, 2006
James J. Minder

/s/ Mitchell A. Saltz	Director	August 23, 2006
Mitchell A. Saltz

/s/ Robert L. Scott	Director	August 23, 2006
Robert L. Scott

/s/ I. Marie Wadecki	Director	August 23, 2006
I. Marie Wadecki

EXHIBIT INDEX

Exhibit
Number	Exhibit

4.1	Form of Certificate of Common Stock (1)
4.7	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (2)
5.1	Opinion of Greenberg Traurig, LLP
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed with the SEC on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.